Sweetwater Resources Inc.

LAS VEGAS, NV--(Marketwire -06/21/12)- In the news release, "Sweetwater Resources Announces New Directors," issued Tuesday, June 19, 2012 by Sweetwater Resources Inc. (SWTR) (SWTR), we are advised by the company that only Mr. Wayne Prentice has joined the Board of Directors and that Mr. Bryan Kerrison has not, as originally issued. Complete corrected text follows.

Sweetwater Resources Announces New Director

LAS VEGAS, NV -- June 19, 2012 -- Sweetwater Resources Inc. (the "Company" or "Sweetwater") (SWTR) (SWTR) is proud to announce that Mr. Wayne Prentice has joined the Board of Directors. Mr. Wayne Prentice has over 20 years of direct experience in gemology having worked as a broker of one-of-a-kind gems, as a wholesale gemstone dealer and as a gem cutter. He is a qualified gem cutter with expertise in precision faceting of colored gemstones (Cutting Edge Award winner), diamond analysis for re-cutting and manufacturing rough diamonds. He continues to act as a gemological consultant, providing services for both commercial and private clientele and his corporate clients which have included Troy Diamond Report®, an international diamond report and pricing guide which debuted in September 2007, http://www.troydiamondreport.com.

Mr. Prentice holds an undergraduate degree in Business Economics from the University of California, Santa Barbara, and is a graduate of the Gemological Institute of America, where he earned a Graduate Gemologist degree.

Mr. Snaper, President of Sweetwater Resources, states, "Mr. Prentice brings a wealth of experience to the Company. His years of expertise in the diamond industry coupled with his strong industry relationships will be an incredible asset to the Company as it rolls out its business plan."

About Sweetwater Resources Inc.

Sweetwater has acquired certain assets to fully commercialize a proprietary, cost-efficient and high-volume diamond production method to provide industrial quality diamonds. The Company's patented technology enables the production of "cultured" diamonds that are chemically, atomically, and structurally identical to natural diamonds. The Gemological Institute of America has tested the Company's "cultured" diamonds and has confirmed they are diamonds according to their testing protocols.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new technology and development stage companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

On behalf of the Board of Directors,

Mr. Alvin Snaper, President

Contact:
For further information, please contact:
American Capital Ventures
Tel: 1-305-918-7000